Contact:	Arash A. Khazei
Chief Financial Officer
United PanAm Financial Corp.
Tel: 949.224.1227
e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES
FIRST QUARTER 2008 RESULTS

Irvine, California – April 24, 2008 - United PanAm Financial Corp. (Nasdaq: UPFC) today announced results for its first quarter ended March 31, 2008.

For the quarter ended March 31, 2008, UPFC reported net income of $1.3 million, compared to income of $3.0 million for the same period a year ago. Interest income increased 10.0% to $58.5 million for the quarter ended March 31, 2008 from $53.2 million for the same period a year ago. UPFC reported net income of $0.08 per diluted share for the quarter ended March 31, 2008 compared to $0.18 per diluted share for the same period a year ago. The reported income for the quarter ended March 31, 2008 also includes an after tax charge of $634,000 or $0.04 per diluted share for restructuring charges associated with the closure of 14 branches.

During the quarter ended March 31, 2008, UPFC closed 14 branches. Subsequent to the quarter end, UPFC closed an additional 14 branches increasing the total number of closures to 28 branches. There were 114 branches in operation as of April 24, 2008. The majority of closures were from the consolidation of unprofitable smaller branches within the same market. The loan portfolios of the closed branches represented less than 10% of the overall portfolio balance and will continue to be serviced by other branches within the same market or by UPFC’s Business Operation Unit in Texas. The closures resulted in a decrease in the number of employees of approximately 150 or 15% of the work force. These closures are expected to result in cost savings, including operating expenses, of $8.0 million to $9.0 million annually. The closures will improve operating leverage and allow UPFC to remain profitable at lower total origination levels. These branch closures have been achieved with no deterioration in servicing quality. The delinquencies over 30 days have dropped to .88% at March 31, 2008 from 1.24% at December 31, 2007 and charge-offs for the first quarter decreased to 7.14% from 7.99% in the fourth quarter of 2007. We do not expect to open any new branches in 2008 and we will continue to consider additional branch closures as appropriate.

UPFC purchased $129.9 million of automobile contracts during the first quarter of 2008, compared with $167.6 million during the same period a year ago, representing a 22.5% decrease. This decrease was the result of the slowdown in the economy and current market conditions, in addition to UPFC’s focus on tighter underwriting criteria. Contracts outstanding totaled $932.3 million at March 31, 2008, compared with $866.9 million at March 31, 2007, representing a 7.5% increase.

The decrease in net income for the quarter ended March 31, 2008 compared to the same period a year ago primarily reflects the following:

•	Interest income increased 10.0% to $58.5 million from $53.2 million due primarily to the increase in average loans of $90.2 million as a result of the purchase of additional automobile contracts.

•
Interest expense increased 20.0% to $12.6 million from $10.5 million primarily due to higher market interest rates, the growth in the loan portfolio, and the pay down of lower priced securitizations. As a result, net interest margin decreased from 80.3% for the quarter ended March 31, 2007 to 78.4% for the quarter ended March 31, 2008.

•
Provision for loan losses increased due to an increase in the annualized charge-off rate to 7.14% for the quarter ended March 31, 2008 from 5.62% for the same period a year ago. The major factors that continue to impact our charge-off rate are the overall deteriorating economic environment and increasing gasoline prices.

•
Non-interest expense increased to $26.6 million from $23.5 million for the same period a year ago. The increase in non-interest expense was due to the increase in total average number of branches in Q1 2008 versus Q1 2007. Non-interest expense, excluding the restructuring charges associated with branch closures, as a percentage of average loans dropped to 11.09% from 11.39% for the same period a year ago. A pretax restructuring charge of $1.0 million was recorded for costs associated with closure of branches in the quarter ended March 31, 2008 which included severance, fixed asset write-offs and post-closure costs. The restructuring charge included a $450,000 reserve for estimated future lease obligations.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with branch offices in 38 states.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as our recent shift of the funding source of our business; our dependence on securitizations; our need for substantial liquidity to run our business; loans we made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which we face; rapid growth of our business; fluctuations in market rates of interest; general economic conditions; the effects of accounting changes; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.

# # #
Editors Note: Four pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Financial Condition

	March 31, 2008	December 31, 2007
(Dollars in thousands)
Assets
Cash	$8,845	$9,909
Short term investments	4,831	7,332
Cash and cash equivalents	13,676	17,241
Restricted cash	79,716	73,633
Loans	888,981	882,651
Allowance for loan losses	(49,552)	(48,386)
Loans, net	839,429	834,265
Premises and equipment, net	6,554	6,799
Interest receivable	10,201	10,424
Other assets	33,149	34,819
Total assets	$982,725	$977,181

Liabilities and Shareholders’ Equity
Securitization notes payable	$647,216	$762,245
Warehouse line of credit	154,350	35,625
Accrued expenses and other liabilities	9,906	9,660
Junior subordinated debentures	10,310	10,310
Total liabilities	821,782	817,840

Common stock (no par value):
Authorized, 30,000,000 shares; 15,737,399 shares issued and outstanding at March 31, 2008 and December 31, 2007	49,832	49,504
Retained earnings	111,111	109,837
Total shareholders’ equity	160,943	159,341

Total liabilities and shareholders’ equity	$982,725	$977,181

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Income

(In thousands, except per share data)	Three Months Ended March 31,
	2008	2007
Interest Income
Loans	$57,707	$52,279
Short term investments and restricted cash	763	945
Total interest income	58,470	53,224
Interest Expense
Securitization notes payable	10,888	9,200
Warehouse line of credit	1,525	1,103
Other interest expense	193	210
Total interest expense	12,606	10,513
Net interest income	45,864	42,711
Provision for loan losses	17,642	14,481
Net interest income after provision for loan losses	28,222	28,230

Non-interest Income	471	347

Non-interest Expense
Compensation and benefits	16,915	15,339
Occupancy	2,464	2,183
Other non-interest expense	6,201	6,011
Restructuring charges	1,034	—
Total non-interest expense	26,614	23,533

Income before income taxes	2,079	5,044
Income taxes	805	2,018
Net income	$1,274	$3,026
Earnings per share-basic:
Net income	$0.08	$0.18
Weighted average basic shares outstanding	15,737	16,441
Earnings per share-diluted:
Net income	$0.08	$0.18
Weighted average diluted shares outstanding	15,775	17,041

United PanAm Financial Corp. and Subsidiaries
Consolidated Statement of Changes in Shareholders’ Equity

	Number of Shares	Common Stock	Retained Earnings	Total Shareholders’ Equity
	(Dollars in thousands)
Balance, December 31, 2007	15,737,399	$49,504	$109,837	$159,341
Net income	—	—	1,274	1,274
Stock-based compensation expense	—	328	—	328

Balance, March 31, 2008	15,737,399	$49,832	$111,111	$160,943

United PanAm Financial Corp. and Subsidiaries
Selected Financial Data

(Dollars in thousands)	At or For the Three Months Ended
	March 31, 2008	March 31, 2007

Operating Data
Contracts purchased	$129,930	$167,640
Contracts outstanding	$932,291	$866,937
Unearned acquisition discounts	$(43,310)	$(42,684)
Average loan balance	$927,918	$837,755
Unearned acquisition discounts to gross loans	4.65%	4.92%
Average percentage rate to borrowers	22.69%	22.64%

Loan Quality Data
Allowance for loan losses	$(49,552)	$(38,907)
Allowance for loan losses to gross loans net of unearned acquisition discounts	5.57%	4.72%
Delinquencies (% of net contracts)
31-60 days	0.57%	0.36%
61-90 days	0.19%	0.11%
90+ days	0.12%	0.08%
Total	0.88%	0.55%
Repossessions over 30 days past due (% of net contracts)	0.73%	0.44%
Annualized net charge-offs to average loans (1)	7.14%	5.62%

Other Data
Number of branches	128	137
Number of employees	1,055	1,002
Interest income	$58,470	$53,224
Interest expense	$12,606	$10,513
Interest margin	$45,864	$42,711
Net interest margin as a percentage of interest income	78.44%	80.25%
Net interest margin as a percentage of average loans (1)	19.88%	20.68%
Non-interest expense to average loans (1)	11.54%	11.39%
Non-interest expense to average loans (2)	11.09%	11.39%
Return on average assets (1)	0.52%	1.37%
Return on average shareholders’ equity (1)	3.21%	7.79%
Consolidated capital to assets ratio	16.38%	16.77%

(1)	Quarterly information is annualized for comparability with full year information.
(2)	Excluding restructuring charges.